Exhibit 99.1

LM Funding Sells Symbiont's Blockchain Technology to Platonic Holdings Inc.

Sale Price of $2 Million Strengthens Balance Sheet; Provides Additional Resources to Purchase New Mining Machines in Preparation for Expected Bitcoin Halving Event in Q2 2024

TAMPA, FL, December 28, 2023 – LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or the “Company”), a cryptocurrency mining and technology-based specialty finance company, today announced that it has signed an agreement to sell Symbiont’s blockchain technology for $2 million to Platonic Holdings Inc. Two hundred thousand of the sale price will be held in escrow until December 26, 2024. LM Funding acquired the assets of Symbiont.IO as debtor in possession in its Chapter 11 bankruptcy case and they are recorded on the Company’s books for $2.0 million.

Bruce M. Rodgers, Chairman and CEO of LM Funding, commented, “We believe this transaction provides the Company with the necessary funds to grow our bitcoin mining business, including the acquisition of more mining equipment, in preparation for the anticipated Bitcoin halving event for the second quarter of 2024. Additionally, the transaction provides the Company with extra working capital to strengthen our balance sheet."

The Company closed the deal on December 27, 2023.

About LM Funding America

LM Funding America, Inc., (Nasdaq: LMFA) together with its subsidiaries, is a cryptocurrency mining business that commenced Bitcoin mining operations in September 2022. The Company also operates a technology-based specialty finance company that provides funding to nonprofit community associations (Associations) primarily located in the state of Florida, as well as in the states of Washington, Colorado, and Illinois, by funding a certain portion of the Associations' rights to delinquent accounts that are selected by the Associations arising from unpaid Association assessments.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guaranties of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, uncertainty created by the COVID-19 pandemic, the risks of entering into and operating in the cryptocurrency mining business, uncertainty in the cryptocurrency mining business in general, problems with hosting vendors in the mining business, the capacity of our Bitcoin mining machines and our related ability to purchase power at reasonable prices, the ability to finance our planned cryptocurrency mining operations, our ability to acquire new accounts in our specialty finance business at appropriate prices, the potential need for additional capital in the future, changes in governmental regulations that affect our ability to collected sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry. The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

Contact:

Crescendo Communications, LLC

Tel: (212) 671-1021

Email: LMFA@crescendo-ir.com